CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectus and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment No. 63 to the Registration Statement (Form N-1A No. 33-58248 and 811-07502) of our report dated July 25, 2019 on the financial statements and financial highlights of BNY Mellon Emerging Markets Securities Fund (formerly, Dreyfus Emerging Markets Fund) (the sole series comprising BNY Mellon International Securities Funds, Inc.) (the “Fund”) included in the Fund’s annual report for the fiscal year ended May 31, 2019.

                                                                                                /s/ ERNST & YOUNG LLP

New York, New York

September 23, 2019